Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2004

HOUSTON, October 29, 2004—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $3.3 million, or $0.19 per share for the three months ended September 30, 2004, versus net income of $2.4 million or $0.14 per share for the third quarter of 2003. Total revenues for the quarter ended September 30, 2004 were $58.2 million, compared with revenues of $56.6 million for the same period in 2003.

For the nine months ended September 30, 2004, net income was $8.6 million, or $0.50 per share, compared with net income of $6.5 million, or $0.38 per share, for the same period in 2003. The 2003 results included the $900,000 after-tax effect of settling a previously disclosed warranty claim related to the Company’s drilling riser product. Revenues for the nine months ended September 30, 2004 were $164.5 million, versus revenues of $167.6 million for the same period in 2003.

In addition, the Company announced that its current backlog is approximately $121 million, compared to its September 30, 2004 backlog of $104 million and its September 30, 2003 backlog of $75 million. The Company expects its earnings per share for the quarter ending December 31, 2004 to approximate $0.18 to $0.20 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2004	2003	2004
Revenues	$56,632	$58,222	$167,577	$164,521
Cost and expenses:
Cost of sales	40,676	41,341	120,759	115,471
Selling, general and administrative	7,707	7,915	22,123	23,482
Engineering and product development	4,368	4,213	12,705	12,474
Special items	—	—	1,400	—

	52,751	53,469	156,987	151,427

Operating income	3,881	4,753	10,590	13,094
Interest expense	361	272	1,224	830

Income before income taxes	3,520	4,481	9,366	12,264
Income tax provision	1,091	1,231	2,830	3,677

Net income	$2,429	$3,250	$6,536	$8,587

Diluted earnings per share	$0.14	$0.19	$0.38	$0.50

Weighted average shares – fully diluted	17,293	17,393	17,293	17,346

Depreciation and amortization	$2,616	$3,066	$7,892	$8,663

Capital expenditures	$2,361	$6,072	$7,250	$13,178